UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 8, 2010

K-V Pharmaceutical Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9601	43-0618919
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Corporate Woods Drive
Bridgeton, MO	63044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 645-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
As previously disclosed in the Current Report on Form 8-K filed by K-V Pharmaceutical (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on January 23, 2008, the Company, on January 16, 2008, entered into an Asset Purchase Agreement (the “Original Agreement”) with Cytyc Prenatal Products Corp. and Hologic, Inc. (Cytyc Prenatal Products Corp. and Hologic, Inc. are referred to in this report collectively as the “Seller”). A copy of the Original Agreement was included as Exhibit 10(ii) to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 filed with the SEC on June 26, 2008.
On January 8, 2010, the Company and the Seller entered into an Amendment (the “Amendment”) to the Original Agreement. Certain material terms of the Original Agreement and the Amendment are described below.
The Original Agreement
The Original Agreement provided for, among other things, the following:
•	The Company would acquire the U.S. and worldwide rights to Gestiva™ (17-alpha hydroxyprogesterone caproate) and certain related assets (the “Purchased Assets”) upon approval of the pending New Drug Application for Gestiva (the “Gestiva NDA”) under review by the U.S. Food and Drug Administration (the “FDA”).

•	The Purchased Assets would be transferred and sold to the Company free and clear of all encumbrances on the transfer date (the “Transfer Date”), which is to occur no later than five business days after the satisfaction of certain conditions, including, among other things, (1) the approval of the Gestiva NDA by the FDA (as more fully described in the Original Agreement) and (2) the delivery by the Company of the Additional Purchase Price Amount (as defined below). As previously disclosed by the Company, the FDA has not yet approved the Gestiva NDA and the Transfer Date has not yet occurred.

•	The Company agreed to pay the Seller a total of $82 million for the Purchased Assets, in the following increments:
ο	A $7.5 million cash payment (the “Initial Purchase Price”) on the initial closing date. The Company made such payment in February 2008.

ο	A $2 million cash payment (the “NDA Milestone Payment”) upon receipt by the Seller of an acknowledgement from the FDA that the Seller’s response to the FDA’s October 20, 2006 “approvable” letter was sufficient for the FDA to proceed with its review of the Gestiva NDA. The Company made such payment in May 2008.

ο	A $72.5 million cash payment (the “Additional Purchase Price Amount”) to be paid on the Transfer Date.
•	The Company and the Seller each had the right to terminate the Original Agreement in the event that the Transfer Date did not occur by February 19, 2010, the second anniversary of the initial closing date (the “February 2010 Termination Right”).
The Amendment
The following is a description of the material terms by which the Amendment modifies the Original Agreement (as amended, the “Amended Agreement”):
•	The Seller is no longer entitled to receive the Additional Purchase Price Amount. Instead, the Company agrees to pay the following:

ο	A $70 million cash payment (the “Amendment Payment”) upon execution of the Amendment. The Company made such payment on January 8, 2010.

ο	Upon successful completion of agreed upon milestones, a series of additional future scheduled cash payments in the aggregate amount of $120 million, the first of which payments is due on the Transfer Date (which will occur after, among other things, the FDA approves the Gestiva NDA) and the last of which payments is due no later than 21 months after the FDA approves the Gestiva NDA, provided that the Transfer Date has already occurred. The Company has the right to prepay any such amounts at any time. In addition, if the Company is unable to obtain sufficient quantities of Gestiva for a period of time (not to exceed 12 months) under certain specified circumstances set forth in the Amended Agreement, then the due date of the next following scheduled cash payment will be delayed for such period of time. The date on which the Company makes the final cash payment is referred to as the “Final Payment Date.”
•	If, prior to the Final Payment Date, the Company fails to timely pay a scheduled payment, the Company is obligated to transfer back to the Seller ownership of the Purchased Assets, including certain improvements made thereto by the Company, as well as other after-acquired assets and rights used by the Company in connection with the Gestiva business (the “Retransfer”). Certain liabilities associated with the foregoing are to be transferred to the Seller in connection with any Retransfer, subject to the Seller’s rights to reject the assumption of certain liabilities.
•	The termination provisions set forth in the Original Agreement have been modified to include the following to the existing termination rights set forth in the Original Agreement:
ο	The February 2010 Termination Right has been eliminated.

ο	The Seller has the right to terminate the Amended Agreement if the Company fails to deliver the cash payment due on the Transfer Date (as described above) within 10 days of receipt of notice from the Seller that all conditions related to the Transfer Date have been met.
The Company expects to file a copy of the Amendment as an exhibit to its Annual Report on Form 10-K for the fiscal year ended March 31, 2009.
A copy of the press release issued by the Company on January 11, 2010 in connection with the entry into the Amendment is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated January 11, 2010*

*	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K-V Pharmaceutical Company
By:	/s/ David A. Van Vliet
David A. Van Vliet
Interim President and Interim Chief Executive Officer

Date: January 11, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated January 11, 2010*

*	Filed herewith